United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2009

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	333-140448	20-5344927
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employee
of incorporation or organization)		Identification No.)

2141 Rosecrans Avenue, Suite 1160

El Segundo, California 90245

(Address of principal executive offices)

(Zip code)

(310) 606-8000

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2009, the Board of Directors (the “Board”) of Manhattan Bancorp (the “Company”) amended their bylaws to change the exact number of directors from nine (9) to ten (10), thereby allowing the appointment of Grant Couch to as a member of the Company’s Board.  Mr. Couch accepted the Board’s offer as of June 16, 2009.   The Company’s Board elected to increase the number of board members to gain additional expertise associated with its announced plans to expand its business opportunities, included the acquisition of a broker dealer subsidiary now pending regulatory approval.

Mr. Couch, 60, has worked over thirty-seven years in various capacities in the financial industry beginning his professional career in commercial banking in New York City.  He worked extensively for nationally recognized commercial brokerage firms before spending the last twelve years with Countrywide Securities Corporation in Calabasas, California, most recently as their President and Chief Operating Officer.  Mr. Couch holds a Masters of Business Administration Degree with an emphasis in Finance and Bachelor of Science Degree in Mechanical Engineering from Lehigh University.

In addition to his responsibilities on the Company’s Board, it is anticipated that Mr. Couch will serve as a member of the Board’s ALCO Committee.

Mr. Couch was granted by the Company’s Board an option to purchase 10,000 shares of the Company’s stock as of the day of his acceptance.  The stock option is for a ten (10) year period with vesting to occur over the initial three (3) year period.  The option price of $7.77 was based upon the Company’s book value per Common Shares as of the prior month-end, a price in excess of the Company’s fair market value as of the date of the option grant.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN BANCORP

Dated: June 22, 2009	By:	/s/ Dean Fletcher
Dean Fletcher
Executive Vice President &
Chief Financial Officer